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                                                                    Exhibit 10S


                             EMPLOYMENT AGREEMENT


          THIS AGREEMENT (this "Agreement"), is entered into as of December 31, 1994 by and between First Bank System, Inc., a Delaware corporation ("FBS"), and Will F. Nicholson, Jr. ("Executive").

                                   RECITALS

          A. Executive is currently the Chairman of the Board of Directors, President and Chief Executive Officer of Colorado National Bankshares, Inc., a Colorado corporation ("CNBI"), pursuant to an Employment Agreement dated as of April 30, 1993 by and between FBS and Executive (the "1993 Agreement").

          B. Pursuant to the 1993 Agreement, Executive shall retire from employment with FBS and CNBI on December 31, 1994.

          C. Pursuant to the 1993 Agreement, and subject to the terms and conditions thereof, Executive shall provide consulting services during the "Consulting Term" as defined in the 1993 Agreement.

          D. Following Executive's retirement from employment with FBS and CNBI on December 31, 1994, FBS wishes to employ Executive as an executive of Rocky Mountain BankCard System, Inc., an indirectly wholly owned subsidiary of FBS ("RMBCS"), pursuant to the terms and conditions of this Agreement.

          E. This Agreement is in addition to, and in no way modifies the rights and obligations of FBS and Executive under, the 1993 Agreement.

                                   AGREEMENT

          NOW THEREFORE, in consideration of the mutual agreements and undertakings set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, FBS and Executive agree as follows:

     1. Employment. Effective as of January 3, 1995 (the "Effective Date"), FBS hereby agrees to cause RMBCS to employ Executive, and Executive accepts such employment and agrees to perform services for RMBCS, for the period and upon the other terms and conditions set forth in this Agreement. Executive's employment with RMBCS and any of its affiliates shall not exceed 79 hours per calendar month.
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     2.   Term.  The term of Executive's employment hereunder shall commence on the Effective Date and shall continue through December 31, 1995; and commencing on January 1, 1996, the term of this Agreement shall automatically be extended through December 31, 1996 unless, not later than 30 days prior to January 1, 1996, FBS (including its affiliates) or Executive shall have given the other party to this Agreement written notice that the Agreement will not be so extended. The term of Executive's employment commencing on the Effective Date and ending pursuant to the terms hereof is hereinafter referred to as the "Term." Notwithstanding the foregoing, if Executive is unable to perform the services described in Section 3 of this Agreement due to Executive's death or disability at or prior to the Effective Date, this Agreement shall be of no further force and effect and the parties hereto will have no obligations hereunder.

     3. Description of Duties. During the Term, Executive shall be employed as the Chairman of the Board of RMBCS. Executive shall perform such acts and duties as may reasonably be assigned to him by John F. Grundhofer or Mr. Grundhofer's successor as Chairman of the Board, President and Chief Executive Officer of FBS; provided, however, that such additional acts and duties are (i) customarily performed by executives of Executive's position and experience; (ii) within the scope of Executive's education, training and expertise; and (iii) not illegal or unlawful. Such duties and responsibilities shall be performed primarily in the Denver, Colorado metropolitan area.

     4. Compensation. As compensation for all services to be rendered by Executive under this Agreement during the Term, FBS or RMBCS will pay to Executive during the Term an annual salary to be paid in substantially equal installments in accordance with FBS' or RMBCS's standard payroll procedures and policies. The initial base annual salary will be $50,000 (which amount shall be subject to withholding taxes pursuant to Section 13.03 of this Agreement), but the base annual salary may be increased (but not reduced) from time to time in the sole discretion of FBS. Executive shall not be entitled to participate in bonus or stock-based incentive plans of FBS or RMBCS by virtue of this Agreement.

     5. Participation in Benefit Plans. During the Term, Executive will not be entitled to any welfare benefits or other benefits or compensation by virtue of Executive's status as an employee of RMBCS except as otherwise provided in this Agreement; provided, however, that during the Term FBS shall provide Executive with coverage under such dental care plans as are provided to executives of FBS on the terms provided to such executives; and, provided further, that to the extent that Executive's out-of-pocket expenses relating to welfare benefits received pursuant to Section 4.01 of the 1993 Agreement exceed the out-of-pocket expenses that Executive would have been required to pay had he continued to receive coverage on the terms of which he received coverage prior to his retirement on December 31, 1994, FBS shall reimburse executive for any such excess during the Term.

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     6.   Perquisites.  During the Term, FBS or RMBCS will (i) make all lease and other payments payable with respect to the automobile currently provided to Executive through an affiliate of FBS; (ii) provide reimbursement of annual dues and, if pre-approved by FBS, special assessments with respect to the Cheyenne Mountain Club and the University Club in New York, New York; (iii) make arrangements with a physician of Executive's choice to provide an extensive annual physical examination followed by personal consultation and provide reimbursement of expenses of up to $1,000 annually in connection therewith; and
(iv) provide reimbursement of the cost of legal, financial and tax counseling up to an aggregate maximum of $13,458. At the termination of the Term, Executive shall be entitled to assume responsibility for lease payments on the automobile provided to Executive pursuant to this Section 6 or to return the automobile to FBS or its appropriate affiliate, in which event Executive shall have no further liability or obligation with respect to such automobile.

     7. Working Facilities; Secretarial Support. FBS and Executive agree that during the Term, the working facilities and secretarial support provided for in
Section 4.03 of the 1993 Agreement are adequate for Executive's employment under this Agreement, and that no further provisions need be made in that regard.

     8. Expenses. During the Term, RMBCS will pay or reimburse Executive for all other pre-approved, reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement (including expenses incurred in connection with civic activities and clubs approved by FBS), subject to the presentment of appropriate vouchers in accordance with FBS' or RMBCS's normal policies, as they exist from time to time, for expense verification. During the Term, FBS hereby approves reimbursement for expenses relating to membership in the Colorado Forum up to an annual maximum of $7,200 and reimbursement for expenses relating to membership in the Colorado Concern up to an annual maximum of $2,500.

     9. Resignation from FBS Board of Directors. Executive agrees to retire from the FBS Board of Directors effective December 31, 1994, and this Agreement shall serve as written notice of such resignation.

     10. Other Board Memberships. The parties acknowledge and agree that Executive currently serves on the Boards of Directors of certain public and private corporations and civic and philanthropic organizations, including the Boards of Directors of Visa USA, Visa International and the U.S. Chamber of Commerce. FBS hereby agrees that nothing contained in this Agreement shall be deemed to preclude Executive's continuing involvement with such corporations and organizations. FBS agrees to reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in connection with his service on the Boards of Directors

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of Visa USA, Visa International and the U.S. Chamber of Commerce, subject to the presentment of appropriate vouchers in accordance with FBS' normal policies, as they exist from time to time, for expense verification.

     11. Termination. FBS may terminate Executive's duties under Section 3 of this Agreement upon written notice of such termination to Executive; provided, however, that Executive shall receive the payments and benefits provided for in Sections 4, 5 and 6 of this Agreement through the end of the Term. RMBCS and FBS shall have no further obligations hereunder from the date of such termination except as provided in the previous sentence.

     12. 1993 Agreement. The parties agree that the 1993 Agreement remains in full force and effect, and that this Agreement in no way modifies the rights and obligations of FBS and Executive under the 1993 Agreement. The parties explicitly acknowledge, without limitation, that the provisions of Sections 4, 5, 11 and 12 of the 1993 Agreement are not modified by this Agreement.

     13.  Miscellaneous.

          13.01 Governing Law. THIS AGREEMENT IS MADE UNDER AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO.

          13.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the employment of Executive by RMBCS following the Effective Date and the other matters discussed herein and supersedes all prior agreements and understandings with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; provided, however, that the parties hereby acknowledge that this Agreement is in addition to, and in no way modifies the rights and obligations of FBS and Executive under, the 1993 Agreement.

          13.03 Withholding Taxes. FBS or RMBCS will withhold from any compensation or other benefits payable under this Agreement all federal, state, city or other taxes as are required pursuant to any law or governmental regulation or ruling.

          13.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by each party hereto.

          13.05 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any

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provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

          13.06 Assignment. This Agreement is not assignable, in whole or in part, by any party without the written consent of the other parties.

          13.07 Severability. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected.

          13.08 Notices. Any notice hereunder by any party to another party shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive the notice shall be delivered or mailed to Executive at the address specified under Executive's signature hereto (or such other address as Executive shall provide to FBS, by written notice, for such purpose), or if addressed to RMBCS or FBS, the notice shall be delivered or mailed to FBS at its executive offices to the attention of the Chief Executive Officer of FBS. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

          13.09 Counterparts. This Agreement may be executed by the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

          13.10 Headings. The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

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          IN WITNESS WHEREOF, Executive and FBS have executed this Agreement as of the date set forth in the first paragraph.

                                    FIRST BANK SYSTEM, INC.


                                    By  /s/ R. H. Sayre
                                      --------------------------------------
                                        Its  EVP Human Resources
                                           ---------------------------------


                                        /s/ Will F. Nicholson, Jr.
                                    ---------------------------------------
                                            Will F. Nicholson, Jr.
                                             37 Polo Club Circle
                                           Denver, Colorado  80220

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